EXHIBIT 5.1

[ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP LETTERHEAD ]

August 14, 2007

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 200

Seal Beach, CA 90740

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Clean Energy Fuels Corp., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 7,414,250 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), the Company’s 2002 Stock Option Plan (the “2002 Plan”) or a special stock option outside of the 2002 Plan or 2006 Plan (the “Special Stock Option”), comprised of:

a)              up to 2,377,000 shares of Common Stock that may be issued pursuant to outstanding stock options under the 2002 Plan;

b)             up to 2,785,500 shares of Common Stock that may be issued pursuant to outstanding options under the 2006 Plan;

c)              up to 2,226,750 shares of Common Stock reserved for issuance for future awards under the 2006 Plan; and

d)             25,000 shares of Common Stock which may be issued pursuant to the Special Stock Option.

The 2,377,000 shares of Common Stock that may be issued pursuant to outstanding options under the 2002 Plan may also be issued under the 2006 Plan, but only to the extent such options terminate without having been exercised.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the 2006 Plan and 2002 Plan (together, the “Plans”) and the Special Stock Option, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law (“Section 158”), or (ii) the Shares will be uncertificated in accordance with Section 158 and the Company’s Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records.  We have further assumed that (a) shares currently reserved will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to either Plan or to the Special Stock Option, or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the stock option or other agreements provided for under the applicable Plan or the Special Stock Option, as applicable, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these respective laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plans, the Special Stock Option, the option or other agreements related to the Shares, or the Registration Statement.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton